United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8‑K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2016

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-24843	47-0810385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1004 Farnam Street, Suite 400, Omaha, Nebraska		68102
(Address of principal executive offices)		(Zip Code)

(402) 444-1630
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 30, 2016, America First Multifamily Investors, L.P. (the “Partnership”) issued, in a private placement, 1,000,000 newly-designated Series A Preferred Units representing limited partnership interests in the Partnership (the “Series A Preferred Units”), pursuant to a subscription agreement with a financial institution resulting in $10,000,000 in aggregate proceeds to the Partnership.

The Series A Preferred Units are a new class of limited partnership interests in the Partnership and are being issued pursuant to a private placement of up to a maximum of 10,000,000 Series A Preferred Units at a subscription price of $10.00 per Series A Preferred Unit, in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder (the “Private Placement”).  The Partnership will use the proceeds received in the Private Placement to acquire mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing and commercial properties that are likely to receive consideration as “qualified investments” under the Community Reinvestment Act of 1977, as amended.  The Board of Managers of The Burlington Capital Group LLC, which is the general partner of the Partnership’s general partner, America First Capital Associates Limited Partnership Two (the “General Partner”), approved the issuance of the Series A Preferred Units, the Private Placement, and the transactions contemplated thereby.

The Series A Preferred Units were created pursuant to the First Amendment to First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. (the “First Amendment”), which became effective on March 30, 2016 and is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.  Holders of the Series A Preferred Units will be entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units, payable quarterly.  In the event of any liquidation, dissolution, or winding up of the Partnership, the holders of the Series A Preferred Units are entitled to a liquidation preference in connection with their investments.  With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series A Preferred Units will rank senior to the Partnership’s beneficial unit certificates (“BUCs”) and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units.  The Series A Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.  Upon the sixth anniversary of the closing of the sale of Series A Preferred Units to a subscriber, and upon each anniversary thereafter, each holder of Series A Preferred Units will have the right to redeem, in whole or in part, the Series A Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.  The holders of Series A Preferred Units and the Partnership have additional redemption rights as set forth in the First Amendment.  Holders of Series A Preferred Units will have no voting rights except for limited voting rights set forth in the First Amendment.

The subscription agreement contains customary representations, warranties, and covenants of the Partnership and the subscriber, and the subscriber has agreed to indemnify the Partnership, the General Partner, and its officers, managers, controlling persons, and affiliates against certain expenses, liabilities, and damages resulting from any breaches by the subscriber of its representations in the Subscription Agreement.

The foregoing description of the First Amendment is a summary and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached as Exhibits 3.1, to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.02  Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.  The Private Placement of the Series A Preferred Units has been undertaken in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 30, 2016, the General Partner, on behalf of the Partnership, entered into the First Amendment to create the Series A Preferred Units described in Item 1.01 above.  The description of the Series A Preferred Units and the First Amendment contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.  The description of the First Amendment contained in Item 1.01 above is a summary and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  Exhibits.

Exhibit No.	Description
3.1	First Amendment to First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. dated March 30, 2016.
99.1	Press Release dated March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.
Date: March 31, 2016

	By:	\s\ Craig S. Allen
Printed Name: Craig S. Allen
Title: Chief Financial Officer